Exhibit 10.2

RETIREMENT AGREEMENT
THIS RETIREMENT AGREEMENT (this "Agreement") is made as of this September 18, 2013 by and between ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware corporation, having its principal offices at 1000 Six PPG Place, Pittsburgh, PA 15222-5479, and GARY J. VROMAN (the “Employee”), residing at [home address omitted].
WHEREAS, the Employee has been employed as Executive Vice President, High Performance Forgings and Castings and President, ATI Ladish, a business unit operated by an indirect subsidiary of Allegheny Technologies Incorporated (together with all affiliates, subsidiaries and business units of Allegheny Technologies Incorporated, “ATI”);
WHEREAS, the Employee is a party to that certain Agreement by and between the Employee and Ladish Co., Inc., which was acquired by an indirect subsidiary of ATI and to which ATI is successor obligor, as amended and restated effective August 25, 2010 and as further amended effective August 22, 2011, including, but not limited to, the provisions of the Restrictive Covenant and Non-Compete Agreement which provides consideration therefor and is incorporated therein by Section 3 thereof (the “Ladish Officer Agreement”);
WHEREAS, the Employee and ATI are parties to that certain Retention Pool Agreement dated as of May 9, 2011 (the "Retention Pool Agreement");
WHEREAS, the Employee and ATI are parties to various award agreements (each, an “Award Agreement”) under the ATI 2007 Incentive Plan, as amended and restated (the “2007 Incentive Plan”);
WHEREAS, Employee hereby intends to agree to assist in the leadership transition as described in this Agreement and to voluntarily cease employment with ATI on December 31, 2013;
WHEREAS, if executed and delivered by the Employee on or before the close of business on September 25, 2013 as provided in Section 14 below, ATI intends hereby to set the amounts, terms and conditions of compensation to be paid to Employee during the leadership transition and at and after termination of employment with ATI and for the termination and cancellation of the Retention Pool Agreement, Ladish Officer Agreement and each of the Award Agreements; and
WHEREAS, ATI desires to retain exclusivity of the Employee’s services as an employee of ATI during the leadership transition and, in supplement of the restrictive covenants incorporated into the Ladish Officer Agreement, to prohibit him from competing with, soliciting employees or customers of ATI or disparaging ATI for a period of twenty four (24) months and from disclosing confidential information for five (5) years after the end of such transition as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein and intending to be legally bound, the parties agree as follows:

SECTION 1. LEADERSHIP TRANSITION

(a)Effective September 18, 2013, Employee shall resign his position as Executive Vice President, High Performance Forgings and Castings and President, ATI Ladish but shall remain as a full-time employee of ATI.

(b)For the period beginning September 18, 2013 and ending December 31, 2013, Employee shall be employed by ATI reporting directly to Richard J. Harshman, Chairman, President and Chief Executive Officer of ATI (the "CEO") and shall have the title "Special Advisor - High Performance Forgings and Castings." Employee shall perform such duties as shall be reasonably requested by the CEO from time to time and such requested services shall not be inconsistent with the title set forth in this subsection (b).

(c)During the period September 18, 2013 and ending December 31, 2013, Employee shall arrange to take any accrued but unused vacation, paid time off or other leave time for which the Employee is entitled to compensation.

(d)The services requested under Section 1(b) shall be performed at such locations as the CEO shall reasonably direct. It is anticipated that Employee's work schedule shall be flexible and shall require only such time as may be necessary to perform services requested by the CEO. The parties anticipate that the number of hours required to be rendered by Employee after September 18, 2013 and before December 31, 2013 will be more than the number of hours which could cause a determination of a separation from service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)Employee may be requested by ATI to participate (as author, co-author, or editor) in the creation of written reports, speeches, and collateral materials pertinent to the subject matter of the requested services.

(f)Effective December 31, 2013, Employee hereby agrees to terminate his employment with ATI and all affiliates and subsidiaries and to resign all positions, including directorships with ATI, its affiliates and subsidiaries and shall cooperate with ATI and execute and deliver any document necessary or appropriate to evidence such resignations. Such termination shall be a consensual termination with the consent of ATI and, for all plans, programs or arrangements where relevant, shall be an involuntary termination of Employee not related to a change in control.

SECTION 2. COMPENSATION

Unless the Employee resigns from employment prior to December 31, 2013 (except due to death) or breaches this Agreement prior to December 31, 2013, the following payments shall be made to the Employee in the respective amounts and under and subject to the terms and conditions set forth below:
(a)Until December 31, 2013, ATI shall pay the Employee regular base salary at the rate of $425,000 per annum or, more specifically, for the period September 19, 2013 through and including December 31, 2013, the amount of $120,110 in accordance with ATI’s regular payroll practices.

(b)ATI shall pay the Employee an amount equal to the annual bonus, if any, actually earned by the Employee under the ATI Annual Incentive Plan (“AIP”) with respect to calendar year 2013 in accordance with the terms and conditions set out in the AIP as applied to the Employee for 2013 and such amount shall be paid in a lump sum cash amount when AIP bonuses are paid to each other employee eligible to receive an AIP bonus with respect to 2013.

(c)With respect to each Award Agreement between the Employee and ATI under ATI’s 2007 Incentive Plan for the measurement period ending December 31, 2013 (that is, for the 2011-2013 calendar years), each such Award Agreement shall be and remain in effect and the Employee shall be paid when due under the respective Award Agreements the amount or number of shares, as applicable, actually earned under those Award Agreements with respect to the three (3) year measurement period ending December 31, 2013 without pro ration.

(d)Each Award Agreement between the Employee and ATI under ATI’s 2007 Incentive Plan for the three (3) year measurement periods ending December 31, 2014 and December 31, 2015, respectively, shall be cancelled and without further force and effect because the termination of employment under this Agreement is not a “retirement” as defined in the 2007 Incentive Plan. Notwithstanding such cancellation and as some of the consideration for the restrictive covenants set forth in this Agreement:

(i) For the Measurement Period ending December 31, 2014. ATI will pay or deliver to the Employee with respect the measurement period ending December 31, 2014 at the same time as continuing participants in the 2007 Incentive Plan are paid or delivered amounts for that measurement period:
(A) For the Key Employee Performance Plan (“KEPP”), an amount determined by multiplying the amount, if any, that would have been paid to the Employee if the KEPP Award Agreement for the period ending December 31, 2014 had remained in effect by 24/36ths;
(B) For the Performance/Restricted Share Plan (“PRSP”), an amount determined by multiplying the number of shares, if any, that would be delivered to the Employee with respect to the Performance portion of the PRSP Award Agreement, and not with respect to continuous service, if the PRSP Award Agreement for the period ending December 31, 2014 had remained in effect by the average of the high and low trading prices of ATI common stock on the day prior to the day that stock is delivered to each continuing participant in the PRSP for the period ending December 31, 2014; and
(C) For the Total Shareholder Return Plan (“TSRP”), an amount determined by multiplying the number of shares, if any, that would be delivered to the Employee if the TSRP Award Agreement for the period ending December 31, 2014 had remained in effect first by the average of the high and low trading prices of ATI common stock on the day prior to the day that stock is delivered to each continuing participant in the TSRP for the period ending December 31, 2014 and then by 24/36ths.
(ii) For the Measurement Period ending December 31, 2015. ATI will pay or deliver to the Employee with respect to the measurement period ending December 31, 2015 at the same time as continuing participants in the 2007 Incentive Plan are paid or delivered amounts for that measurement period:

(A) For the Key Employee Performance Plan (“KEPP”), an amount determined by multiplying the amount, if any, that would have been paid to the Employee if the KEPP Award Agreement for the period ending December 31, 2015 had remained in effect by 12/36ths;
(B) For the Performance/Restricted Share Plan (“PRSP”), an amount determined by multiplying the number of shares, if any, that would be delivered to the Employee with respect to the Performance portion of the PRSP Award Agreement, and not with respect to continuous service, if the PRSP Award Agreement for the period ending December 31, 2015 had remained in effect by the average of the high and low trading prices of ATI common stock on the day prior to the day that stock is delivered to each continuing participant in the PRSP for the period ending December 31, 2015; and
(C) For the Total Shareholder Return Plan (“TSRP”), an amount determined by multiplying the number of shares, if any, that would be delivered to the Employee if the TSRP Award Agreement for the period ending December 31, 2015 had remained in effect first by the average of the high and low trading prices of ATI common stock on the day prior to the day that stock is delivered to each continuing participant in the TSRP for the period ending December 31, 2015 and then by 12/36ths.
(e)ATI will pay Employee the amount of $1,000,000 in a single cash payment on or before January 31, 2014 in full satisfaction of ATI’s obligations under the Retention Pool Award Agreement.

(f)The Ladish Officer Agreement shall be cancelled and be without further force and effect as of September 18, 2013 because the parties acknowledge that, for a termination on December 31, 2013 under the existing circumstances, Employee shall not be entitled to certain payments under the Ladish Officer Agreement. In satisfaction for the cancellation of the Ladish Officer Agreement, ATI shall pay or cause to be paid to the Employee the following at the respective times indicated:

(i) A single life annuity payable at the annual rate of $234,395 (the “Single Life Annuity”), payable monthly commencing on the first day of the month following the date the Employee attains his age 62. The Employee may choose to have the Single Life Annuity paid in annuity form elected by the Employee from among the annuity forms of benefit available under the applicable portion of the ATI Pension Plan (including survivorship forms) provided that, in each case, the value of the annuity option chosen is the actuarial equivalent of the Single Life Annuity taking into account the factors specified in the ATI Pension Plan for the purpose of calculating actuarial equivalence. The choice of form of payment shall be made by Employee no later than 12 months prior to the date the Employee will attain age 62. Any benefit accrued under the ATI Pension Plan shall be paid as and when elected by the Employee with the consent of his spouse under the terms and conditions of the ATI Pension Plan (and shall not be decreased or offset by the amount described in the previous sentence).
(ii) A cash severance payment of $1,062,500, payable in a lump sum no later than January 20, 2014.
(g)As additional consideration for the restrictive covenants set forth in this Agreement, a lump sum cash payment no later than January 31, 2014 in the amount of $740,000 representing:

(i) $425,000, or one year’s base salary, as additional consideration.
(ii) $315,000 in lieu of any health insurance after the COBRA period described below at subsection 2(g)(iii) or life insurance coverage or payments under Section 8.1 of the Ladish Officer Agreement which are not payable because the Employee is not entitled to commence an immediate pension benefit under the Retirement Plan as defined in the Ladish Officer Agreement.
(iii) As of December 31, 2013, Employee shall be deemed to have elected COBRA continuation coverage. ATI will cause such coverage to be provided to the Employee and his dependents as of December 31, 2013 in accordance with the terms and conditions of the health plan in which the Employee participates on December 31, 2013 at a monthly cost to the Employee equal to the same monthly cost for coverage assessed on active employees of ATI Ladish for a period not to exceed eighteen (18) months and which coverage shall end if the Employee is employed by a third party and Employee has benefits available within the meaning of COBRA in such employment or if the Employee fails to pay when due the monthly cost.
(h)ATI will reimburse Employee for all reasonable and authorized out-of-pocket travel and living expenses incurred on or before December 31, 2013 including lodging, food, transportation, parking and telephone and internet connection tolls incurred by Employee in connection with performing services in accordance with the applicable reimbursement and documentation policy of ATI.

(i)For the avoidance of doubt, except as modified in this Agreement, the Employee shall be entitled to all rights vested and accrued on or prior to December 31, 2013 under any employee benefit plan subject the Code and ERISA.

SECTION 3. TERM

(a)This Agreement is effective as of October 1, 2013 and, unless earlier terminated as set forth in Subsection (b) below, shall continue until December 31, 2013. Thereafter, this Agreement may be extended only upon the mutual written agreement of the parties. The parties agree that the obligations set forth under Sections 4, 5, 6, 7, 8 and 9 shall remain in effect through December 31, 2015. The parties specifically agree that, notwithstanding the term or the expiration or termination of this Agreement, the obligations under Sections 2, 4, 5, 6, 7, 8 and 9 shall continue and remain in full force and effect to the extent described in such Sections.

(b)This Agreement may be terminated by either party prior to December 31, 2013 only upon (i) by ATI, upon failure of the Employee to timely and professionally provide services as reasonably requested by the CEO or the breach by the Employee of any of the several covenants in this Agreement or (ii) by the Employee, upon failure by ATI to pay when due amounts under Section 2, except for failures which are cured within thirty (30) days of written notice of such failure. The parties specifically agree that, notwithstanding a termination of this Agreement, the obligations under Sections 2, 4, 5, 6, 7, 8 and 9 shall continue and remain in full force and effect.

SECTION 4. PATENT RIGHTS AND COPYRIGHTS

(a)Employee shall promptly disclose to ATI all discoveries, inventions, and improvements, patentable or non-patentable, conceived, made or developed by Employee after the date of this Agreement arising out of the performance of services under this Agreement. All such discoveries, inventions, and improvements shall be the sole and exclusive property of ATI in respect to any and all countries, their territories and possessions. Employee shall perform at the request of ATI all lawful acts and execute, acknowledge, and deliver all such instruments deemed necessary by ATI to vest in ATI the entire right, title and interest in and to such discoveries, inventions, and improvements, and to enable ATI properly to prepare, file, and prosecute applications for and obtain patents (including all kinds of intellectual property) thereon in any and all countries selected by ATI as well as reissues, renewals, and extensions thereof, and to obtain and record title to such applications and patents so that ATI shall be the sole and absolute owner thereto in any and all countries in which it may desire patent or like protection. The obligations of Employee under this Section 4 shall survive termination of this Agreement.

(b)The parties intend that any and all works by Employee are a work for hire under the copyright laws such that ATI is the copyright owner of any and all works made by Employee in performance of services. In the event the works are not works for hire by operation of law, Employee hereby transfers ownership to ATI of all such copyrights and assigns to ATI all exclusive rights, and specifically waives all Employee's special rights in such copyrights.

SECTION 5. NONCOMPETE

(a)For good consideration and as an inducement for ATI to enter into this Agreement, Employee agrees not to directly or indirectly compete with the business of ATI and its successors and assigns until December 31, 2015.

(b)The term “compete” as used herein shall mean that the Employee's owning, managing, operating, consulting with or being employed in a business (whether or not incorporated) substantially similar to, or competitive with, any of the present or future businesses of ATI, including, but not limited to, ATI Ladish or such other business activity in which ATI may substantially engage or had substantially engaged during the Term of Employee's employment with ATI or during the term of this Agreement.

(c)The obligation of Employee under this Section 5 shall extend to any market and each geographical area in which ATI conducts its business and/or in which ATI products are sold.

SECTION 6. NONSOLICITATION

Until December 31, 2015, Employee agrees that Employee shall not, without the prior written consent of ATI, directly or indirectly:
(a)hire, employ or engage any person who is an employee, sales representative or sales agent of ATI during the Term of this Agreement;

(b)induce or attempt to induce any person who is an employee, sales representative or independent sales agent of ATI to terminate or materially reduce his or her employment or other relationship with ATI; or

(c)induce or attempt to induce any person who is a customer (direct or indirect) of ATI to terminate or fail to renew or not extend or to change the terms of any written or oral agreement or understanding, course of dealing or other relationship with ATI or to reduce the amount of business it conducts with ATI or any subsidiary of ATI.

SECTION 7. NONDISPARAGEMENT

Until December 31, 2015, Employee shall not make any disparaging or negative comment concerning ATI, its officers, directors, employees, agents, customers, business methods, operations or products in any form, including, but not limited to, in writing, orally, by e-mail or text, in interview responses, whether such statement is initiated by the Employee or in response to questions of third parties. After December 31, 2015, Employee and his statements shall remain subject to the common law principles of liable and slander.
SECTION 8. CONFIDENTIALITY

(a)The term “INFORMATION” means all technical data and other information of every kind, written and unwritten, including information of a technical, engineering, operational, or economic nature, discovered or learned by the Employee during his employment with ATI prior to December 31, 2013 and/or thereafter becoming known to Employee, whether by disclosure by ATI, by the Employee by observing ATI’s facilities, methods and processes, or conceived, made, or developed by Employee in the course of performing services for ATI under this Agreement.

(b)Without the express written consent of ATI to the contrary, all confidential information shall be:

(i)	received and maintained in confidence by Employee and shall not be disclosed, directly or indirectly, by Employee to any related or unrelated party whatsoever; and

(ii)	used by Employee only and exclusively for the performance of services for ATI.

(c)The foregoing obligations of confidentiality use and nondisclosure shall not apply to any confidential information which:

(i)	was known to Employee prior to the date Employee became an Employee of ATI as can be shown by documentary evidence; or

(ii)	is or becomes available in issued patents, published patent applications, or printed publications of general public circulation other than by acts or omissions of Employee; or

(iii)
is rightfully obtained by Employee without restriction from sources other than ATI who are rightfully in possession of such confidential information and who are not under any obligation of confidentiality to ATI.

(d)Employee shall not publish findings obtained in the course of services without the prior written approval of ATI.

(e)Employee agrees that all tangible embodiments of INFORMATION, including reports, memoranda, e-mail, computer software, drawings, designs, and worksheets, made or obtained by Employee in performance hereof, shall be and remain the property of ATI, may not be reproduced by Employee without written consent of ATI, and shall be returned to ATI promptly upon written request made by ATI or upon termination of this Agreement.

(f)The obligation of Employee under this Section 8(a) through (e) shall continue in effect for a period of five (5) years from the date on which the last services are performed by Employee for ATI and shall survive such termination of this Agreement.

SECTION 9. EQUITABLE REMEDIES

The parties hereto agree that irreparable harm would occur in the event that any of the agreements, covenants and provisions of this Agreement were not performed fully by the parties in accordance with their specific terms and that money damages would not be an adequate remedy because of, among other reasons, the difficulty of ascertaining and quantifying the amount of damages that will be suffered by a party in the event of nonperformance and the additional damages inflicted by allowing the behavior of the breaching party to continue. It is hereby agreed that a party hereto shall be entitled to an injunction or injunctions or other equitable relief to restrain, enjoin and prevent breaches of this Agreement, particularly breaches of the covenants set forth in Section 2, 4, 5, 6, 7 and 8 above, in addition to and not in lieu of any damages that may be or become payable at law. Each party hereto consents to the jurisdiction of the courts of Pennsylvania and to the exercise by those courts of equity principles as if sitting in equity at common law. In addition to any other remedy available to ATI at law or in equity, the parties agree that, upon reasonable belief by ATI that Employee has or is about to violate any term of this Agreement, including, without limitations, the covenants set forth in Section 2, 4, 5, 6, 7 and 8, ATI may immediately cease payment of amounts described in Section 2(f)(i) and, if ATI prevails in any claim, suit or action under this Agreement, ATI shall be entitled to cancel the obligations described in Section 2(f)(i) and to refund and recoupment of each amount described as additional consideration under Section 2.
SECTION 10.ASSIGNMENT OF RIGHTS

This Agreement shall inure to the benefit of and be binding upon ATI, its successors and assigns. This Agreement shall not be assigned by Employee without the prior written consent of ATI. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy or claim, under or by reason of this Agreement.
SECTION 11.WAIVER OF RIGHTS

Neither party shall be deemed to have waived any right, power or privilege under this Agreement or any provision hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of this Agreement or any parts thereof or the right of any party to thereafter enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies permitted under this Agreement shall be taken and construed as cumulative.
SECTION 12.CORRESPONDENCE

All notices, approvals, consents, requests, or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given when deposited in the mail, registered or certified, postage prepaid, and addressed to the party entitled to receive such notice at the address shown below:

If to ATI:	Allegheny Technologies Incorporated Address:1000 Six PPG Place Pittsburgh, PA 15222-5479 Attention:Elliot S. Davis, General Counsel
If to Employee:	Gary J. Vroman Address:[home address omitted]

Any party may subsequently designate another address by notice given in accordance with this Section 12. If notice is given by any other method than that stated herein, it shall be deemed effective only when the written notice is actually received.
Notwithstanding the foregoing, notice given via electronic mail to ATI at [email address omitted] or to Employee at [email address omitted] shall be effective when actually received by the ATI electronic mail system.
SECTION 13.MISCELLANEOUS

(a)This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, writings, and discussions between them, whether written or oral (except to the extent such an agreement is referenced in Section 2). It is expressly understood that no representations, promises, warranties, or agreements have been made by either party except as the same are set forth herein. This Agreement may not be amended or terminated except in writing and signed by the proper and duly authorized representative of the party intended to be bound thereby.

(b)No other rights or obligations other than those expressly recited herein are to be implied by this Agreement with respect to patents, inventions, and INFORMATION specifically, nothing contained in this Agreement shall be construed to grant Employee, directly or indirectly, any license or other right under any patent or patent application or other intellectual property owned or controlled by ATI.

(c)If any provisions of this Agreement or its application to any person or circumstance is invalid or unenforceable, then the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby; provided, however, that if any provision or application thereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision.

(d)The captions of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

(e)This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of law provisions. Any claim, suit, action or demand arising under this Agreement shall be heard in a court of competent jurisdiction over disputes arising in Allegheny County, Pennsylvania.

(f)Portions of this Agreement are intended to be a deferred compensation plan that complies with Code Section 409A, and this Agreement shall be construed and interpreted in a manner that will cause any payment hereunder that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

14. EXPIRATION OF ATI OFFER TO ENTER INTO THIS RETIREMENT AGREEMENT. This Retirement Agreement is initially presented to evidence the terms of the offer by ATI to the Employee to enter into this Retirement Agreement on September 18, 2013. It will expire as an offer by ATI to enter into this Retirement Agreement if not executed by Employee and delivered to Elliot S. Davis, General Counsel of ATI at the address set out in Section 12 above on or before the close of business on September 26, 2013.
IN WITNESS WHEREOF, the parties have duly executed this Agreement in triplicate on the dates hereinafter shown.

ALLEGHENY TECHNOLOGIES		EMPLOYEE
INCORPORATED

By:	/s/ Elliot S. Davis	By:	/s/ Gary J. Vroman
	Elliot S. Davis		Gary J. Vroman

Date:	9/26/13	Date:	9/26/13